Exhibit 10.3

LOAN AGREEMENT

This Loan Agreement (“Agreement”), dated as of the 19th day of April, 2002, is made and entered into between TARGACEPT, INC., a Delaware corporation (“Borrower”), and the CITY OF WINSTON-SALEM, a municipal corporation of North Carolina (“Lender”).

RECITALS:

WHEREAS, Borrower has requested that Lender make available to Borrower a loan in the principal amount of $500,000 (the “Loan”) on the terms and conditions hereinafter set forth; and

WHEREAS, in order to induce Lender to make the Loan to Borrower, Borrower has made certain representations to Lender; and

WHEREAS, Lender, in reliance upon the representations of Borrower, has agreed to make the Loan upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreement of Lender to make the Loan, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

ARTICLE I

LOAN

1.1 Description of Loan. The Loan shall be evidenced by a Note (the “Note”) dated as of the date hereof (the “Issue Date”) in the amount of Five Hundred Thousand and No/100 Dollars ($500,000). The Loan shall be payable over a term of one hundred and twenty (120) months. The date that one hundred and twenty (120) months from the date hereof is referred to herein as the “Maturity Date.” Except as provided in Section 4.2, the Loan shall bear no interest from the Issue Date until the date that is sixty (60) months from the Issue Date (the “Anniversary Date”). Except as provided in Section 4.2, from the Anniversary Date until the Maturity Date, the Loan shall bear interest during each fiscal year based on Borrower’s Gross Revenues during Borrower’s preceding fiscal year as follows:

Period	Gross Revenues for Preceding Fiscal Year	Applicable Interest Rate Per Annum
Anniversary Date - December 31, 2007	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

January 1, 2008-December 31,2008	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

January 1, 2009-December 31,2009	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

January 1, 2010-December 31,2010	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

January 1, 2011-December 31, 2011	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

January 1, 2012-Maturity Date	Greater than or equal to $100,000,000	7%
	Less than $100,000,000	5%

For example, the applicable interest rate per annum for the period beginning on the Anniversary Date and ending on December 31, 2007 shall be either 7% if Borrower’s Gross Revenues during the fiscal year ending December 31, 2006 are greater than or equal to $100,000,000, or 5% if Borrower’s Gross Revenues during the fiscal year ending December 31, 2006 are less than $100,000,000. The applicable interest rate per annum for the period beginning on January 1, 2008 and ending on December 31,2008 shall be either 7% if Borrower’s Gross Revenues for the fiscal year ending December 31, 2007 are greater than or equal to $100,000,000, or 5% if Borrower’s Gross Revenues during the fiscal year ending December 31, 2007 are less than $100,000,000. Gross Revenues shall mean total sales of Borrower before any deductions for expenses or costs. The applicable interest rate shall be determined based on an officer’s certificate delivered annually by Borrower in accordance with Section 3.2 and shall be adjusted as of the first day of the year following the fiscal year as to which the officer’s certificate relates; provided, however, that if Borrower fails to provide any officer’s certificate to Lender as required by and within the time limits set forth in Section 3.2, the applicable interest rate from January 1 of such year until an appropriate officer’s certificate is provided shall be seven percent (7%).

No payment of principal or interest shall be due until the Anniversary Date. Beginning on the Anniversary Date and continuing on a monthly basis, Borrower shall pay to Lender monthly installments of principal and interest in the amount of Nine Thousand Four Hundred Thirty-Five and 63/100 Dollars ($9,435.63), with all remaining principal and unpaid interest payable on the Maturity Date. Upon an Event of Default, the amount of unpaid principal and interest and all other sums due under this Loan Agreement shall bear interest at the rate of sixteen percent (16%) per annum after default until paid. Interest on the Loan shall be computed on the basis of a 360-day year of twelve 30-day months. The Loan may be prepaid in full or in part at any time without penalty or premium.

ARTICLE II

WARRANTIES

Borrower hereby warrants to Lender as follows:

2.1 Corporate Status. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the corporate power to own and operate its properties, to carry on its business as now conducted, and to enter into and to perform its obligations under this Agreement and the Note.

2.2 Authorization. Except as disclosed on Schedule 2.2, Borrower has full legal right, power, and authority to enter into and perform its obligations under this Agreement and the Note, without the consent or approval of any other person, firm, governmental agency, or other legal entity. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of the Note, and the performance by Borrower of its obligations hereunder and thereunder are within its corporate powers and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, and do not and will not contravene or conflict with any material provision of law, any material applicable judgment, ordinance, regulation, or order of any court or governmental agency, the charter or bylaws of Borrower, or any material agreement binding upon it or its properties.

2.3 Validity and Binding Effect. This Agreement and the Note are the legal, valid, and binding obligations of Borrower, enforceable in accordance with their terms.

2.4 No Consent Required. Except as disclosed on Schedule 2.4, the execution, delivery, and performance of this Agreement and the Note by Borrower do not require the consent or approval of or the giving of notice to any person or entity other than the approval of the Board of Directors of Borrower.

2.5 Solvency. Borrower is solvent as of the date of this Agreement. For purposes of this Section 2.5, “solvent” shall mean Borrower (i) is able to pay its debts as they mature, and (ii) owns assets having present fair saleable value greater than the amount required to pay its debts.

2.6 Survival. The representations and warranties of Borrower contained in this Agreement shall survive until this Agreement terminates in accordance with Article V hereof.

ARTICLE III

COVENANTS AND AGREEMENTS

3.1 Payment of Indebtedness. Borrower shall pay the indebtedness evidenced by the Note according to the terms thereof.

3.2 Financial Reports. Until this Agreement terminates in accordance with Article V hereof, Borrower will furnish to Lender within one hundred twenty (120) days after the close of each fiscal year of Borrower a certificate, executed by the chief financial officer, controller, or treasurer of Borrower, setting forth the true and correct amount of Gross Revenues of Borrower for such fiscal year.

3.3 No Relocation. Until this Agreement terminates in accordance with Articles V hereof, Borrower agrees not to relocate outside of the City of Winston-Salem (i) its principal place of business; (ii) any material portion of its primary operations, including, but not limited to, its research and technology, manufacturing, or administrative divisions, or (iii) any material number of its employees with respect to any division of Borrower.

3.4 Notice of Default. Until this Agreement terminates in accordance with Article V hereof, Borrower shall give written notice to Lender of the occurrence of any Event of Default (as defined below) under this Agreement or the Note of which Borrower becomes aware promptly upon the occurrence thereof.

ARTICLE IV

DEFAULT AND REMEDIES

4.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Default in the payment of the principal of or interest on the indebtedness evidenced by the Note in accordance with the terms of the Note;

(b) Any material misrepresentation by Borrower as to any matter hereunder;

(c) Failure of Borrower to perform any of its obligations under this Agreement;

(d) Borrower’s (i) admission in writing of its inability to pay its debts generally as they become due; (ii) assignment for the benefit of creditors or petition or application to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) voluntary commencement of any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the involuntary commencement of any such proceeding that is not dismissed within sixty (60) days;

(e) Borrower ceases to do business or sells all or substantially all of its assets or properties; or

(f) Borrower’s liquidation or dissolution;

provided, however, that with respect to any default described above that is capable of being cured, the occurrence of such default shall not constitute an Event of Default hereunder if such default is fully cured and corrected within thirty (30) days (ten (10) days, if such default may be cured by payment of a sum of money) of notice thereof to Borrower.

4.2 Acceleration of Maturity. Upon the occurrence of any Event of Default described in Section 4.1, the indebtedness evidenced by the Note shall be immediately due and payable in full. In addition, if the Event of Default is caused by a breach by Borrower of its covenants contained in Section 3.3, Borrower agrees that the indebtedness immediately due and payable shall include all unpaid principal and interest computed as if the interest payable pursuant to the Note beginning on the Issue Date and continuing over the term of the Note were seven percent (7%).

4.3 Remedies Cumulative; No Waiver. No right, power, or remedy conferred upon or reserved to Lender by this Agreement or the Note is intended to be exclusive of any other right, power, or remedy, but each and every such right, power, and remedy shall be cumulative and concurrent and shall be in addition to any other right, power, and remedy given hereunder or under the Note or now or hereafter existing at law, in equity, or by statute. No delay or omission by Lender to exercise any right, power, or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power, or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power, and remedy given by this Agreement and the Note to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

ARTICLE V

TERMINATION

This Agreement shall remain in full force and effect until the repayment in full of the Note.

ARTICLE VI

MISCELLANEOUS

6.1 Successors and Assigns. The Agreement shall inure to the benefit of the successors and permitted assigns of the parties hereto.

6.2 Assignment. Neither this Agreement nor the Note may be assigned by Borrower without the prior written consent of Lender.

6.3 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement, and obligation of Borrower and Lender hereunder and under the Note.

6.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.5 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by courier or by facsimile transmission, or mailed by registered or certified mail (return receipt requested), courier, facsimile, or postage fees prepaid, to the party to receive the same at its address set forth below (or at such other address as may from time to time be designated by such party to the other in accordance with this Section 6.5):

If to Lender:

The City of Winston-Salem

P.O. Box 2511

Winston-Salem, NC 27102

Telephone: 336-727-8040

Attention: Derwick L. Paige

If to Borrower:

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, NC 27101

Telephone: 336-480-2186

Facsimile: 336-480-2112

Attention: Alan A. Musso, Vice President and Chief Financial Officer

6.6 Entire Agreement. This Agreement and the Note represent the entire agreement between the parties concerning the subject matter hereof.

6.7 Governing Law. This Agreement shall be construed and enforced under the laws of the State of North Carolina without regard to the conflicts of laws thereunder.

6.8 Counterparts. This Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original and all or which when taken together shall constitute but one and the same instrument.

6.9 Amendments. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

TARGACEPT, INC.

By:	/s/ Alan A. Musso
Name:	Alan A. Musso
Title:	Chief Financial Officer

LENDER:

CITY OF WINSTON-SALEM

By:	/s/ Derwick L. Paige
Name:	Derwick L. Paige
Title:	Development Director